                                                                    EXHIBIT 10.8

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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                            RENTX INDUSTRIES, INC.,

                              RIFLE RENTALS, INC.,

                          RENTAL COUNTRY U.S.A., INC.,

                             G.R.M. COMPANY, INC.,

                         ROCKY MOUNTAIN RENTALS, INC.,

                                 GLEN R. MILLER

                                      AND

                                ELIZABETH MILLER

                              AS OF AUGUST 2, 1996


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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1.   Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     Purchase and Sale.   . . . . . . . . . . . . . . . . . . . . . . . . . 10
       2.1.   Basic Transaction   . . . . . . . . . . . . . . . . . . . . . . 10
       2.2.   Assumption of Certain Liabilities   . . . . . . . . . . . . . . 10
       2.3.   Purchase Price; Payment   . . . . . . . . . . . . . . . . . . . 10
       2.4.   Sales Taxes, Etc.   . . . . . . . . . . . . . . . . . . . . . . 12
       2.5.   Closing; Effective Date   . . . . . . . . . . . . . . . . . . . 12
       2.6.   Deliveries at the Closing   . . . . . . . . . . . . . . . . . . 13

3.     Representations and Warranties.  . . . . . . . . . . . . . . . . . . . 13
       3.1.   Representations and Warranties of the Sellers and the
              Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . 13
       3.2.   Representations and Warranties of the Buyer   . . . . . . . . . 29
       3.3.   Survival of Representations   . . . . . . . . . . . . . . . . . 30
       3.4.   Representations as to Knowledge   . . . . . . . . . . . . . . . 30

4.     Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . 30
       4.1.   General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       4.2.   Operation of Business   . . . . . . . . . . . . . . . . . . . . 30
       4.3.   Preservation of Business  . . . . . . . . . . . . . . . . . . . 31
       4.4.   Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . 31
       4.5.   Notice of Developments  . . . . . . . . . . . . . . . . . . . . 31
       4.6.   Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . 32
       4.7.   Confirmatory Conveyance   . . . . . . . . . . . . . . . . . . . 32
       4.8.   Announcements   . . . . . . . . . . . . . . . . . . . . . . . . 32

5.     Post-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . 32
       5.1.   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . 32
       5.2.   Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       5.3.   Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . 32
       5.4.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . 33
       5.5.   Post-Closing Announcements  . . . . . . . . . . . . . . . . . . 33
       5.6.   Financial Statements  . . . . . . . . . . . . . . . . . . . . . 33
       5.7.   Satisfaction of Liabilities   . . . . . . . . . . . . . . . . . 33
       5.8.   Collection of Receivables   . . . . . . . . . . . . . . . . . . 34
       5.9.   Use of Certain Assets   . . . . . . . . . . . . . . . . . . . . 34

6.     Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . 36
       6.1.   Conditions to Obligation of the Buyer   . . . . . . . . . . . . 36
       6.2.   Conditions to Obligations of the Sellers and the Shareholders   38





                                      (i)
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
7.     Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . 39
       7.1.   Indemnification Provisions for Benefit of the Buyer   . . . . . 39
       7.2.   Indemnification Provisions for Benefit of the Sellers and
              the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . 40
       7.3.   Matters Involving Third Parties   . . . . . . . . . . . . . . . 41
       7.4.   Right of Offset.  . . . . . . . . . . . . . . . . . . . . . . . 42
       7.5.   Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . 42

8.     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
       8.1.   Termination of Agreement  . . . . . . . . . . . . . . . . . . . 42
       8.2.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . 43
       8.3.   Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . 43

9.     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       9.1.   No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . 43
       9.2.   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 43
       9.3.   Succession and Assignment   . . . . . . . . . . . . . . . . . . 43
       9.4.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 43
       9.5.   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       9.6.   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
       9.7.   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 44
       9.8.   Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 44
       9.9.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 44
       9.10.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       9.11.  Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . 45
       9.12.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . 45
       9.13.  Incorporation of Exhibits   . . . . . . . . . . . . . . . . . . 45
       9.14.  Sellers' and Shareholders' Agent.   . . . . . . . . . . . . . . 45





                                      (ii)

       Exhibits:
       Exhibit 1.1(a)
       Exhibit 1.1(b)
       Exhibit 1.1(c)
       Exhibit 1.1(d)
       Exhibit 1.1(e)
       Exhibit 1.1(f)
       Exhibit 1.1(g)
       Exhibit 1.1(h)
       Exhibit 1.1(i)
       Exhibit 1.1(j)
       Exhibit 3.1(e)
       Exhibit 3.1(f)(i)
       Exhibit 3.1(f)(ii)
       Exhibit 3.1(h)
       Exhibit 3.1(i)
       Exhibit 3.1(j)
       Exhibit 3.1(k)
       Exhibit 3.1(l)
       Exhibit 3.1(p)
       Exhibit 3.1(r)
       Exhibit 3.1(s)
       Exhibit 3.1(t)
       Exhibit 3.1(v)
       Exhibit 3.1(x)
       Exhibit 3.1(y)
       Exhibit 3.1(ab)
       Exhibit 4.2(a)
       Exhibit 4.2(b)
       Exhibit 6.1(i)
       Exhibit 6.2(e)





                                     (iii)

              This Asset Purchase Agreement is entered into as of August 2, 1996 among RentX Industries, Inc., a Delaware corporation (the "Buyer"), Rifle Rentals, Inc., a Colorado corporation ("Rifle"), Rental Country U.S.A., Inc., a Colorado corporation ("Country"), G.R.M. Company, Inc., a Colorado corporation ("GRM"), Rocky Mountain Rentals, Inc., a Colorado corporation ("Rocky") (Rifle, Country, GRM and Rocky may be referred to individually as "Seller" and collectively, as "Sellers") and Glen R. Miller and Elizabeth Miller (individually, a "Shareholder" and collectively, the "Shareholders").

                                    Recitals

              The Shareholders own all of the issued and outstanding capital stock of the Sellers. The Sellers desire to sell, and the Buyer desires to purchase, substantially all of each Seller's assets as provided in this Agreement. The parties intend that the Buyer's acquisition of Rifle's assets will occur after the Buyer acquires the other Sellers' assets and only upon the Buyer's exercise of its option to acquire Rifle's assets.

                                   Agreement

              NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

       1.     Definitions.

              1.1. Defined Terms. The following terms used in this Agreement shall have the meanings designated below:

                     Acquired Assets means all right, title and interest of each Seller in and to all of the tangible and intangible assets of such Seller except the Excluded Assets, but including, without limitation, all of each Seller's (a) tangible personal property (such as machinery, equipment, inventories, supplies, manufactured and purchased parts, furniture, automobiles, trucks, tractors, trailers and tools), (b) all real property leaseholds, all Seller Improvements, Fixtures and Fittings and, as to Rifle, the Glenwood Improvements, Fixtures and Fittings, except the Excluded Real Property, (c) the tradename E-Z Way Rentals (and all derivations thereof), other Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein, (d) agreements, contracts, instruments, security interests, guaranties and other similar arrangements, and rights thereunder, except those representing Employee Benefit Plans or Benefit Arrangements or other Liabilities that are not Assumed Liabilities, (e) accounts receivable, notes receivable and other receivables,
(f) cash in an amount equal to $400 per store of such Seller, which shall be left in the cash register of each of such Seller's stores on the Premises as of the Closing (a total of $2,000 with respect to the five stores of all Sellers),
(g) claims, deposits, payments, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (including any such item relating to the payment of Taxes), (h) franchises, approvals, Permits, licenses, Orders in favor of such Seller, registrations, certificates, variances, and similar rights and items obtained from Governmental Authorities, and rights thereunder, (i) specific ownership tax and fee payments made by the Seller prior to the Closing in respect the vehicles and mobile equipment included in the Acquired Assets, and (j) books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials and computer records and data, except the Excluded Accounting Records; provided, however, that the Sellers shall deliver copies of the Excluded Accounting Records to the Buyer at the Closing.

                     Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, damages, costs, expenses and fees (including court costs and fees and expenses of counsel and other experts), plus interest at a rate equal to the prime rate quoted by Norwest Bank Colorado, N.A. from time to time plus two percentage points accrued from the date any Adverse Consequence becomes a liability of the party suffering the Adverse Consequence as determined in accordance with GAAP.

                     Affiliated Group means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

                     Assignment and Assumption Agreement means the Assignment and Assumption Agreement between the First Sellers and the Buyer or Rifle and the Buyer in the form of Exhibit 1.1(a) to be entered into at the First Closing or the Second Closing, as applicable, pursuant to which each Seller will assign to the Buyer, and the Buyer will assume, the obligations of such Seller arising after the applicable Closing Date under certain contracts specified by the Buyer, which at the Closing will be identified on Schedule 1 thereto.

                     Assumed Liabilities means the obligations of each Seller arising after the Closing Date under those contracts which are identified on
Schedule 1 to the appropriate Assignment and Assumption Agreements. Assumed Liabilities will not include any other Liability.

                     Benefit Arrangement means any employment, severance or other similar contract, arrangement or policy and each plan or agreement (whether written or oral) providing through insurance coverage or through any self-insured arrangements, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest free loans, mortgages, relocation assistance or post-retirement insurance, compensation or other benefits (including, without limitation, any contracts, arrangements or understandings relating to this Agreement) that (a) is not an Employee Benefit Plan, (b) is entered into, maintained or contributed to by any Seller and (c) benefits any employee or former employee of any Seller or any relative thereof.

                     Business means the business of each Seller represented by the Acquired Assets of such Seller and any business conducted by such Seller at any time within 36 months prior to the Closing.

                     Closing has the meaning given it in Section 2.5.

                     Closing Accounts Receivable means all accounts and notes receivable of any Seller which arose from the ordinary course of its business (including, without limitation, Current Rental Equipment Receivables) and are in existence as of the applicable Closing Date and included in the Acquired Assets, as set forth on such Seller's Closing Balance Sheet.

                     Closing Balance Sheet means the balance sheet of each Seller as of the applicable Closing Date prepared in accordance with GAAP and audited, at the Buyer's expense, by the Buyer's certified public accounting firm.

                     Closing Date has the meaning given it in Section 2.5.

                     Closing Inventory means each Seller's current inventory of goods and equipment held for rent, lease or sale in the ordinary course of their business which are in existence as of the applicable Closing Date and included in the Acquired Assets, as set forth on such Seller's Closing Balance Sheet.

                     Code means the Internal Revenue Code of 1986, as amended.

                     Confidential Information means any information concerning the subject Person or the subject Person's business, products, financial condition, prospects and affairs that is not already generally available to the public.

                     Consigned Equipment means the equipment consigned to any Seller by Wagner Equipment Co., which equipment is set forth on Exhibit 1.1(b).

                     Current Rental Equipment has the meaning set forth in
Section 4.2.

                     Current Rental Equipment Decreases has the meaning set forth in Section 4.2.

                     Current Rental Equipment Receivable means any note or account receivable of any Seller which arose or arises as consideration for the sale by a Seller of any Current Rental Equipment pursuant to Section 4.2.

                     Employee Benefit Plan means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan.

                     Employee Pension Benefit Plan has the meaning set forth in ERISA Section 3(2).

                     Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).

                     Encumbrance means any mortgage, pledge, conditional sale agreement, charge, claim, interest of another Person, lien, security interest, title defect or other encumbrance.

                     Environmental Obligations means all federal, state and local laws, regulations, rules, orders, permits, licenses, approvals, ordinances, judgments, injunctions, directives, and common law relating to land use, public health, safety, welfare or the environment or to the impact of business and activities upon land use, public health, safety, welfare or the environment, including, but not limited to, all requirements of the following federal statutes and regulations promulgated pursuant thereto, as amended from time to time: the Clean Air Act; the Clean Water Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Federal Insecticide, Fungicide and Rodenticide Act; the National Environmental Policy Act; the Comprehensive Environmental Response, Compensation, and Liability Act; OSHA; the Emergency Planning and Community Right-to-Know Act; the Toxic Substances Control Act; and any state or local law counterpart or supplement to such Acts.

                     Environmental Study has the meaning set forth in Section 3.1(x).

                     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated thereunder.

                     ERISA Controlled Group means any Persons which together are treated as a single employer under Section 4001(b)(i) of ERISA or Sections 4014(b), (c), (m) or (o) of the Code.

                     Escrow Account means the escrow account to be established and maintained by the Escrow Agent pursuant to the Escrow Agreement.

                     Escrow Agent means Norwest Bank Colorado, N.A.

                     Escrow Agreement means the Escrow Agreement among the Buyer, the Sellers, the Shareholders, the Shareholders' Agent and the Escrow Agent in the form of Exhibit 1.1(c) to be entered into at the First Closing, as amended at the Second Closing upon execution of an amendment to the Escrow Agreement among the Buyer, the Sellers, the Shareholders, the Shareholders' Agent and the Escrow Agent reflecting the matters contemplated by the second sentence of Section 2.3(a) and by Section 2.7(b) if the Second Closing occurs.

                     Escrow Period means with respect to the First Indemnity Deposit and the Non-Indemnity Deposit, the period commencing on the First Closing and ending on the first anniversary of the First Closing with respect to the Second Indemnity Deposit, the period commencing on the Second Closing and ending on the first anniversary of the Second Closing and, with respect to the Lease Extension Deposit, the period commencing on the First Closing and ending on July 1, 1998.

                     Excluded Accounting Records means those accounting records of the Sellers, including the general ledger, pertaining solely to tax returns of any Seller or Shareholder.

                     Excluded Assets means (a) all cash of any Seller on hand as of the Closing Date, other than the $400 per store of such Seller as described in clause (f) of the definition of Assets, (b) the Excluded Real Property, (c) the corporate charter, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of any Seller as a corporation,
(d) any rights of any Seller under this Agreement or the Other Seller Agreements, (e) agreements, contracts, plans or similar arrangements representing Employee Benefit Plans or Benefit Arrangements, (f) the 1997 Ford F-250 pickup owned by Country and used by Glen R. Miller, (g) the Excluded Accounting Records, (h) the amount of any Tax refunds received after the Closing Date which are refunded in respect of the period prior to the Closing Date and (i) the $12,000 bond posted by Country with the Colorado State Board of Land Commissioners with respect to the Vail, Colorado Premises.

                     Excluded Business has the meaning set forth in Section 5.8(c).

                     Excluded Real Property means (a) the land and buildings owned by any Seller or Shareholder (and the easements, rights of way and appurtenances thereto), and the improvements, fixtures and fittings located thereon or attached thereto relating solely to the Excluded Business and (b) the lease agreements existing between any Seller and any Shareholder pursuant to which any Seller leases from any Shareholder any Premises owned by such Shareholder.

                     First Closing has the meaning set forth in Section 2.5.

                     First Indemnity Deposit has the meaning set forth in
Section 2.3(a).

                     First Sellers means Country, GRM and Rocky.

                     First Sellers Acquired Assets means the Acquired Assets of each of the First Sellers.

                      GAAP means generally accepted accounting principles as in effect from time to time in the United States.

                     Glenwood Improvements, Fixtures and Fittings means all improvements, fixtures and fittings owned by any Seller which are located on or attached to the Premises occupied by Rifle in Glenwood Springs, Colorado, which improvements, fixtures and fittings are set forth on Exhibit 1.1(d).

                     Governmental Authority means (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (c) any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board.

                     Hazardous Materials means any material, chemical, compound, mixture, substance or waste which is regulated by any Governmental Authority having jurisdiction over any property, including but not limited to
(a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to any property or to persons in or about any property or cause any property to be in violation of any Legal Requirement, (b) asbestos, asbestos-containing material or presumed asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, (d) any materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and (h) "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

                     Intellectual Property means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible and intangible embodiments thereof (in whatever form or medium).

                     Latest Balance Sheet has the meaning given it in Section 3.1(f).

                     Lease Extension Deposit has the meaning given it in
Section 2.3(a).

                     Legal Requirement means any constitution, statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                     Liabilities Reserve means funds on deposit at any time in the demand deposit account established on the Closing Date in the name of the Buyer and the Shareholders' Agent in an amount equal to the Reserve Amount deposited therein at or after the Closing less the aggregate amount of such funds used after the Closing to satisfy Reserved Seller Liabilities.

                     Liability means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                     Multiemployer Plan has the meaning set forth in ERISA
Section 3(37).

                     New Rental Equipment has the meaning set forth in Section 4.2.

                     New Rental Equipment Increases has the meaning set forth in Section 4.2.

                     Noncompetition Agreement means the Noncompetition Agreement among the Buyer, each Seller and each Shareholder, in the form of
Exhibit 1.1(e) to be entered into at the Closing.

                     Non-Indemnity Deposit has the meaning set forth in Section 2.3(a).

                     Option means the Buyer's option to purchase the Rifle Acquired Assets as set forth in Section 9.15.

                     Orders means all applicable judgments, injunctions, orders, decrees, notices of violation or other requirements of any Governmental Authority or arbitrator having jurisdiction in the matter, including a bankruptcy court or trustee.

                     OSHA means the Occupational Safety and Health Act of 1970, as amended, and any regulations, rules or orders promulgated thereunder.

                     Other Buyer Agreements means the Assignment and Assumption Agreement, the Escrow Agreement, the Noncompetition Agreement, the Shareholder Leases and the other documents and instruments to be executed and delivered by the Buyer pursuant to this Agreement.

                     Other Seller Agreements means the Assignment and Assumption Agreement, the Escrow Agreement, the Noncompetition Agreement, the Premises Leases, the bills of sale and other documents and instruments to be executed and delivered by any Seller or Shareholder or relative or affiliate thereof pursuant to this Agreement.

                     Permits means all permits, licenses, consents, franchises, authorizations, approvals, privileges, waivers, exemptions, exclusionary or inclusionary orders and other concessions, whether governmental or private, including, without limitation, all environmental, public health or safety permits required in connection with any Seller's Business.

                     Person means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority.

                     Premises means the real property, buildings and improvements thereon constituting the business premises of Rifle located at 51537 Hiways 6 & 24, Glenwood Springs, Colorado 81601; the business premises of Country located at 41462 Highways 6 & 24, Vail, Colorado 81657 and 751 Chambers, Eagle, Colorado 81631; the business premises of GRM located at 191 Adams, Silverthorne, Colorado 80435; and the business premises of Rocky located at 1320 W. Victory Way, Craig, Colorado 81625.

                     Premises Leases means (a) the Shareholder Leases and (b) the Shareholder Subleases, under which the Buyer will lease the Premises following the Closing.

                     Price Allocation Schedule has the meaning given it in
Section 2.3(c).

                     Reserve Amount means an amount equal to Reserved Seller Liabilities as of the applicable Closing Date, as estimated in good faith by the Shareholders' Agent and the Buyer on the day before the applicable Closing occurs.

                     Reserved Seller Liabilities means all Liabilities of any and all Sellers (including Liabilities which at the time of calculation are accrued but not yet payable) as of the applicable Closing Date relating to the Business (other than the Excluded Business), except the Assumed Liabilities; provided, however, that Reserved Seller Liabilities shall not include any Liabilities of Rifle unless and until the Second Closing occurs.

                     Rifle Acquired Assets means the Acquired Assets of Rifle including without limitation those listed on Exhibit 3.1(l) as Rifle Acquired Assets.

                     Right means any right, property interest, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

                     Second Closing has the meaning given it in Section 2.5.

                     Seller Improvements, Fixtures and Fittings means all improvements, fixtures or fittings which are (a) located on or attached to any of the Premises and (b) owned by any Seller or any Shareholder; provided, however, that any such improvements, fixtures or fittings which are owned by any Shareholder prior to the Closing Date shall be conveyed to the applicable Seller pursuant to Section 4.7. The Buyer shall not remove any item of Seller Improvements, Fixtures and Fittings from any Premises leased by the Buyer from any Shareholder unless such item can be removed from such Premises without materially damaging or materially altering the building or Premises from which it is removed or unless such damage or alternation is reasonably repaired or replaced by the Buyer.

                     Shareholder Leases means the lease agreements between the Buyer and the Shareholders relating to the Eagle, Colorado Premises, the Silverthorne, Colorado Premises and the Craig, Colorado Premises in the forms of Exhibits 1.1(f), (g) and (h), respectively, to be entered into at the Closing.

                     Shareholder Subleases means the sublease agreements between the Buyer and the Shareholders relating to the Vail, Colorado Premises and the Glenwood Springs, Colorado Premises in the forms of Exhibits 1.1(i) and 1.1(j), respectively, to be entered into at the Closing.

                     Shareholders has the meaning given it in the preamble to this Agreement.

                     Shareholders' Agent means Glen R. Miller (or the substituted agent described in Section 9.14) acting as agent for the Sellers and the Shareholders pursuant to Section 9.14.

                     Subsidiary means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                     Survival Period means the applicable periods after the Closing Date during which representations and warranties survive pursuant to
Section 3.3.

                     Tax means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                     Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                     Vail Land Lease has the meaning given it in Section
2.7(a).

                     Vail Sublease has the meaning given it in Section 5.12.

       2.     Purchase and Sale.

              2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell to the Buyer, all the Acquired Assets free and clear of any Encumbrance, for the consideration specified in Section 2.3. The Buyer will have no obligation under this Agreement to purchase less than all of the Acquired Assets of all Sellers.

              2.2. Assumption of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility with respect to any other Liability not included within the definition of Assumed Liabilities.

              2.3.   Purchase Price; Payment.

                     (a) At the First Closing, the Buyer will (i), by wire transfer or other delivery of immediately available funds, (A) deposit $260,000 (the "Non-Indemnity Deposit") and $200,000 (the "Lease Extension Deposit") into the Escrow Account, (B) pay $1,815,800 to Country and deposit $325,000 into the Escrow Account, (C) pay $271,650 to GRM and deposit $38,750 into the Escrow Account, and (D) pay $66,025 to Rocky and deposit $9,375 into the Escrow Account, and (ii) assume the Assumed Liabilities of the First Sellers

(and the amounts paid and deposited to and in respect of each First Seller and the Assumed Liabilities assumed from each First Seller will constitute the full purchase price for the Acquired Assets purchased from each First Seller). At the Second Closing, the Buyer will (i), by wire transfer or other delivery of immediately available funds, pay $188,525 to Rifle and deposit $26,875 (the "Second Indemnity Deposit") into the Escrow Account and (ii) assume the Assumed Liabilities of Rifle (and the amounts paid and deposited to and in respect of Rifle and the Assumed Liabilities assumed from Rifle will constitute the full purchase price for the Rifle Acquired Assets). The amount deposited pursuant to clauses (i) (B), (C) and (D) above is referred to as the "First Indemnity Deposit." The First Indemnity Deposit and the Second Indemnity Deposit (if made) will belong to each Seller with respect to which such deposit (or portion thereof) is made, will be subject to the Seller's indemnification obligations set forth in this Agreement, and will be held, invested, administered and disbursed according to Section 7.1(b) hereof and the Escrow Agreement. The Non-Indemnity Deposit and the Lease Extension Deposit will be held, invested, administered and disbursed according to Section 2.7 hereof and the Escrow Agreement. Notwithstanding the foregoing, the cash purchase price to be paid to each Seller at the Closing will be (i) reduced by Current Rental Equipment Decreases as set forth on Exhibits 4.2(a) and (b) for Current Rental Equipment which is sold by a Seller between the date hereof and the Closing pursuant to
Section 4.2 or was sold or otherwise transferred by a Seller between March 1, 1996 and the day preceding the date of this Agreement; provided, however, the purchase price will not be reduced in respect of the amount of any Current Rental Equipment Decrease which will be represented, immediately following the Closing Date, by a Current Rental Equipment Receivable, (ii) increased by New Rental Equipment Increases for New Rental Equipment which is both purchased by the Seller prior to the Closing pursuant to Section 4.2 and paid for in full by such Seller prior to the Closing as set forth on Exhibits 4.2(a) and (b) and
(iii) reduced by such Seller's portion of the Reserve Amount.

                     (b) At the First Closing, the Buyer will deposit into a demand deposit account in the name of the Buyer and the Shareholders' Agent an amount equal to the Reserve Amount pertaining to the First Sellers' Business, and such funds shall initially constitute the Liabilities Reserve for the First Sellers. At the Second Closing, the Buyer will deposit into a demand deposit account in the name of the Buyer and the Shareholders' Agent an amount equal to the Reserve Amount pertaining to Rifle's Business, and such funds shall initially constitute the Liabilities Reserve for Rifle. The funds on deposit in the Liabilities Reserve will belong to the Sellers, subject to the provisions of this Section 2.3(b). Following the Closing, the Liabilities Reserve will be applied to the payment of Reserved Seller Liabilities, by disbursements from that account by the Buyer or the Shareholders' Agent, as the Reserved Seller Liabilities become due and payable. To the extent that the Buyer receives a bill or invoice representing, or is otherwise aware of, any Reserved Seller Liabilities, the Buyer may cause funds to be disbursed from the Reserve Amount to satisfy such Reserved Seller Liabilities. Reserved Seller Liabilities representing accrued vacation and other accrued employee benefits will be satisfied by payment of the amount thereof to the Buyer as the Buyer provides such benefits or makes cash payments in lieu thereof to employees.
The Shareholders' Agent will take all actions necessary to cause the Liabilities Reserve to be applied to satisfy Reserved Seller Liabilities and, if the Liabilities Reserve has been exhausted, the Sellers and the Shareholders will provide additional funds as required to satisfy Reserved Seller Liabilities. Nothing in this Agreement will be deemed to limit the joint and several obligations of the Sellers and the Shareholders to pay the Reserved Seller Liabilities in full. After all Reserved Seller Liabilities have been satisfied, any excess Liabilities Reserve on deposit in the account created pursuant to this Section 2.3(b) will be paid to the Sellers. Any disputes concerning the Liabilities Reserve will be settled by arbitration as provided in this Agreement.

                     (c) As soon as practicable after the Closing, but effective as of the Closing, the parties will prepare and initial a "Price Allocation Schedule" allocating the total consideration for the Acquired Assets acquired from a Seller among the various categories of Acquired Assets as described below. In preparing the Price Allocation Schedule, the parties will allocate the total consideration for the Acquired Assets acquired from a Seller among the Acquired Assets in the following manner:

                            (i) to Closing Accounts Receivable of such Seller, the amount thereof shown on the Closing Balance Sheet of such Seller;

                            (ii) to Closing Inventory of such Seller, the amount thereof shown on the Closing Balance Sheet of such Seller;

                            (iii) to equipment and leasehold improvements of such Seller, the current book value thereof as reflected on the Closing Balance Sheet of such Seller;

                            (iv) to prepaid expenses of such Seller, the unamortized balance thereof shown on the Closing Balance Sheet of such Seller;

                            (v) to any other assets of such Seller, other than goodwill, the amount thereof shown on the Closing Balance Sheet of such Seller; and

                            (vi)   the entire remaining balance of the
       consideration shall be allocated to the goodwill of the Business of such Seller or, at the Buyer's sole discretion, to the other intangible assets of such Seller which are included in the Acquired Assets of such Seller.

The parties acknowledge that such allocations were determined pursuant to arm's length bargaining regarding the fair market values of the Acquired Assets in accordance with the provisions of Code Section 1060. The parties agree to be bound by the allocations set forth in the Price Allocation Schedule for all federal, state and local Tax purposes, including for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such assets. The parties further agree to prepare and file all Tax Returns (including Form 8594 under the Code) in a manner consistent with such allocations and not to take any position contrary to such allocations in any administrative or judicial proceeding.

              2.4. Sales Taxes, Etc. Each Seller will pay all sales, use, transfer and other Taxes, fees and charges payable in respect of the sale and transfer of its Acquired Assets to the Buyer pursuant to this Agreement (except for licensing fees payable upon transfer to the Buyer of title to the vehicles and mobile equipment included in the Acquired Assets, which licensing fees shall be paid by the Buyer).

              2.5. Closing; Effective Date. The closing of the Buyer's acquisition of the First Sellers Acquired Assets and the related transactions contemplated by this Agreement (the "First Closing") shall take place promptly following satisfaction of the conditions relating to the First Sellers or the First Sellers Acquired Assets set forth in Section 6, on a date to be agreed upon by the parties. The closing of the Buyer's acquisition of the Rifle Acquired Assets and the related transactions contemplated by this Agreement (the "Second Closing") shall take place promptly following the Buyer's exercise of the Option and satisfaction of the conditions relating to Rifle or the Rifle Acquired Assets set forth in Section 6, on a date to be agreed upon by the parties. The term "Closing" as used in this Agreement shall refer to the First Closing or the Second Closing or both, as appropriate, based on the Seller or Sellers who will participate in the Closing at issue. Any Closing will commence at 8:00 a.m. local time in Denver, Colorado, at the offices of Sherman & Howard L.L.C., and all transactions contemplated by this Agreement with respect to a given Closing will be effective at 11:59 p.m. Colorado time on the day immediately preceding such Closing (such effective time being the "Closing Date").

              2.6. Deliveries at the Closing. At the Closing, (a) each Seller and Shareholder will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in Section 6.1, (b) the Buyer will deliver to the Sellers and the Shareholders the certificates, instruments and documents referred to in Section 6.2, (c) each Seller will deliver to the Buyer instruments transferring to the Buyer title to the

Acquired Assets of such Seller free and clear of any Encumbrances and (d) the Buyer will pay, deposit and withhold the purchase price in accordance with
Section 2.3.

              2.7. Administration of the Non-Indemnity Deposit and the Lease Extension Deposit.

                     (a) Upon extension or renewal of Country's lease with the State of Colorado for the land on which Country's Vail, Colorado store is located (the "Vail Land Lease") by Country for a term of no less than 10 years and on other terms reasonably satisfactory to the Buyer, the Lease Extension Deposit, plus any accrued interest thereon, will be paid to Country. If no such extension or renewal has been effected at the end of the Escrow Period relating to the Lease Extension Deposit, the Lease Extension Deposit, plus any accrued interest thereon, will be paid to Buyer.

                     (b) On the Second Closing Date, the Non-Indemnity Deposit (less $133.58 multiplied by the number of days from and including the First Closing Date through the Second Closing Date), plus any accrued interest on such amount, will be paid to Country and the difference between the Non-Indemnity Deposit and the amount paid to Country will be paid to the Buyer. If the Buyer does not exercise the Option, upon the earlier of the Buyer's notice to the Shareholders' Agent of the Buyer's decision not to exercise the Option or April 1, 1997 the Non-Indemnity Deposit, plus any accrued interest thereon, will be paid to the Buyer.

                     (c) The Buyer and the Shareholders' Agent will jointly give instructions to the Escrow Agent to carry out the intent of this Section
2.7. Any disputes concerning the Non-Indemnity Deposit or the Lease Extension Deposit will be settled by arbitration as provided in this Agreement.

       3.     Representations and Warranties.

              3.1. Representations and Warranties of the Sellers and the Shareholders. The Sellers and the Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the applicable Closing Date (as though made then and as though the applicable Closing Date were then substituted for the date of this Agreement throughout this Section 3.1; provided, however, that as of the Second Closing the representations and warranties of the First Sellers will be limited to (a) their joint and several representations and warranties of all matters with respect to Rifle set forth in Section 3.1, including without limitation, those relating to the Rifle Acquired Assets and Rifle's Business, operations and Liabilities set forth in Section 3.1 (including without limitation, those set forth in Sections 3.1(a), (b), (c) and (e)) and (b) their joint and several representations and warranties for all matters with respect to the First Sellers and the Shareholders set forth in Sections 3.1(a), (b), (c) and (e).

                     (a) Certain Shareholder Matters. Each Shareholder has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which such Shareholder is a party, and this Agreement constitutes, and such Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and be enforceable in accordance with their respective terms against, such Shareholder. The execution, delivery and performance of this Agreement and the Other Seller Agreements to which a Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any Legal Requirement or Order to which a Shareholder is subject, or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties or assets of a Shareholder pursuant to, any indenture, mortgage, deed of trust, lien, lease, agreement, instrument or other arrangement to which a Shareholder is a party or by which a Shareholder or any of the Shareholder's assets is bound or subject. No Shareholder need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order to consummate the transactions contemplated hereby.

                     (b) Organization, Good Standing, Power, Etc. Each Seller is a corporation validly existing and in good standing under the laws of the State of Colorado, which is the only jurisdiction in which the nature of the Business conducted by such Seller or the properties owned, leased or operated by such Seller make such qualification necessary. Each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being conducted. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors and shareholders of each Seller, and this Agreement has been duly executed and delivered by the Sellers. Each Seller has full corporate power and authority to execute, deliver and perform this Agreement and the Other Seller Agreements, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of each Seller, and shall be enforceable in accordance with their respective terms against the Sellers.

                     (c) Capitalization, Etc. The authorized capital stock of Rifle consists of 50,000 shares of common stock, no par value; the authorized capital stock of Country consists of 50,000 shares of common stock, no par value; the authorized capital stock of GRM consists of 50,000 shares of common stock, no par value; and the authorized capital stock of Rocky consists of 50,000 shares of common stock, no par value. Glen R. Miller owns, beneficially and of record, free and clear of any Encumbrance or Tax, 29,000 shares of the common stock of Rifle, no par value, which constitute all outstanding shares of the capital stock of Rifle. Glen R. Miller owns, beneficially and of record, free and clear of any Encumbrance or Tax, 5,000 shares of the common stock of Country, no par value, which constitute all outstanding shares of the capital stock of Country. The Shareholders own, beneficially and of record, free and clear of any Encumbrance or Tax, 50 and 50 shares, respectively, of the common stock of GRM, no par value, which constitute all outstanding shares of the capital stock of GRM. Glen R. Miller owns, beneficially and of record, free and clear of any Encumbrance or Tax, 24,000 shares of the common stock of Rocky, no par value, which constitute all outstanding shares of the capital stock of Rocky. There are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls or other commitments or restrictions of any character relating to any Seller's stock. No Seller has any authorized or outstanding securities convertible into or exchangeable for, or any authorized or outstanding options, warrants or other rights to subscribe for or to purchase, or convert any obligations into, any unissued shares of its capital stock, and no Seller has agreed to issue securities so convertible or exchangeable or any such options, warrants or other rights. There are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Seller. There are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to any capital stock of any Seller.

                     (d) No Subsidiaries or Affiliates. No Seller has any Subsidiaries or interests in any other corporation, partnership, limited partnership, limited liability company, association or joint venture.

                     (e) No Violation of Agreements, Etc. The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not
(i) violate any Legal Requirement or Order to which any Seller is subject or any provision of the articles of incorporation or bylaws of any Seller or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of any Seller pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which any Seller is a party or by which any Seller or any of its assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Sellers prior to the Closing (which are set forth in Exhibit 3.1(e)), the Sellers need not give any notice to, make any filing with or obtain any authorization, consent or approval of any

Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

                     (f) Financial Statements. The balance sheets of each Seller as of December 31, 1993, December 31, 1994, December 31, 1995, the related statements of income, shareholders' equity for the fiscal years then ended, and the unaudited balance sheet of each Seller as of February 29, 1996, (the latter being referred to with respect to each Seller as the "Latest Balance Sheet"), and the related statement of income, shareholders' equity for the two-month period then ended have been prepared in accordance with good accounting practices and on a basis consistent with those of prior years, but do not comply with GAAP, are in accordance with the books and records of each Seller (which books and records are complete and correct), and are accurate and fairly present the financial position and results of operations of such Seller as of such dates and for each of the periods indicated. Exhibit 3.1(f)(i) describes, to the best knowledge of the Sellers and the Shareholders, how such financial statements vary from GAAP as GAAP relates to method of accounting, method of depreciation and policy of accruing vacation. Copies of the financial statements described in this Section 3.1(f) are attached as Exhibit 3.1(f)(ii). Such balance sheets make full and adequate provision for all Liabilities of such Seller as of their respective dates.

                     (g) Absence of Undisclosed Liabilities. All Liabilities of each Seller have been paid when due or, if not yet due, have been accrued properly. No Seller has any Liability (and there is no basis for the assertion of any Liability), arising out of any transactions entered into at or prior to the date of this Agreement, any action or inaction at or prior to the date of this Agreement, any state of facts existing at or prior to the date of this Agreement, or otherwise, except (i) Liabilities reflected on the Latest Balance Sheet and (ii) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business. All Liabilities of the Sellers due on or prior to the Closing Date shall have been paid by the Sellers prior to the Closing.

                     (h) Absence of Certain Changes or Events. Except as set forth on Exhibit 3.1(h), since January 1, 1996, no Seller has (i) incurred any debt, indebtedness or other Liability, except current Liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (iii) subjected any of its assets or properties to any Encumbrance; (iv) rented or leased, except in the ordinary course of business, or sold (except as permitted by Section 4.2) or otherwise transferred any of its equipment or other assets or properties; (v) cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $10,000 in the aggregate; (vi) changed in any manner the way in which it conducts Business;
(vii) transferred or granted any rights under any leases (except to customers in the ordinary course of business), licenses or agreements or with respect to any Intellectual Property; (viii) made or granted any individual wage or salary increase in excess of 10% or $1.00 per hour or any general wage or salary increase, entered into any employment, consulting or agency contract with any shareholder, officer, director, employee or consultant or any relative or affiliate thereof, changed or increased the rates of compensation payable through bonus, pension, contract or other commitment to any shareholder, officer, director, employee or consultant or any relative or affiliate thereof for any period before or after the date set forth above or made any other change in employment terms for any shareholder, officer, director, employee or consultant or any relative or affiliate thereof; (ix) adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance or other plan, contract or commitment for the benefit of any of its shareholders, officers, directors, employees or any relative or affiliate thereof (or taken any such action with respect to any other Employee Benefit Plan or Benefit Arrangement); (x) except as otherwise expressly permitted by this Section 3.1(h), entered into, or agreed to enter into, any contracts or agreements, or made any commitments, involving more than $10,000 in the aggregate; (xi) suffered any adverse fact or change, including, without limitation, to or in its Business, financial condition, prospects, customer relationships or properties; (xii) entered into any contract or commitment to make capital expenditures in excess of $10,000 in the aggregate (except as permitted by Section 4.2); (xiii) declared, set aside or paid any dividend or made any distribution to its shareholders (whether in cash or in kind) or purchased, redeemed or otherwise acquired any shares of its capital stock or any other securities; (xiv) made any loan to, or given any guarantee to or for the benefit of, any Person, including, without limitation, any shareholder, officer or director or to any relative or affiliate thereof or entered into any transaction (including, without limitation, any agreement or other arrangement providing for employment of, furnishing of services by, renting of real or personal property from, or otherwise requiring payment to) with any shareholder, officer or director or any relative or affiliate thereof;
(xv) permitted any Person, including, without limitation, any shareholder, officer, director or employee or any relative or affiliate thereof, to withdraw assets from a Seller (other than cash, as set forth on Exhibit 3.1(h), withdrawn upon prior notice to the Buyer); (xvi) made any payment or transfer to or for the benefit of any shareholder, officer or director or any relative or affiliate thereof, or agreed to take any such action, other than (A) the payment to Glen R. Miller and Elizabeth Miller of the proportionate monthly amount of their respective normal annualized salaries of $160,000 and $30,000 due and payable during such period and (B) the payment to officers and directors of normal reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice; (xvii) made or pledged to make any charitable or other contribution involving more than $2,500 in the aggregate; (xviii) accelerated, terminated, modified or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 individually or in the aggregate to which a Seller is a party or by which it is bound; (xix) changed its method of depreciation (except for bonus depreciation as set forth on Exhibit 3.1(h)); (xx) rented or leased any equipment or sold or otherwise transferred any inventory, equipment or services at below-normal rental or lease rates or margins; (xxi) suffered any other material occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xxii) agreed to incur, take, make or permit any of the matters described in clauses (i) through (xxi).

                     (i) Permits. Each Seller owns or holds all Permits necessary to permit it to own, lease and operate its properties and to conduct its Business. Each of such Permits is listed on Exhibit 3.1(i). All of such Permits are currently in full force and effect, no action or claim is pending or threatened to revoke, modify or terminate any Permit or render any Permit invalid, and all of the Permits are transferable to the Buyer at the Closing without any action by any Person.

                     (j) Tax Matters. Exhibit 3.1(j) specifies each Seller that is an "S" corporation and each Seller that is a "C" corporation. Neither any Seller nor any of its shareholders has ever filed (i) an election pursuant to Section 1362 of the Code, that such Seller be taxed as an "S" corporation, except as set forth on Exhibit 3.1(j), or (ii) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. There has been duly and timely filed in proper form by or on behalf of each Seller, or a filing extension from the appropriate Governmental Authorities has been obtained with respect to, all Tax Returns required to be filed by applicable Legal Requirement on or prior to the date of this Agreement. All assessments, Taxes, fees or other charges imposed on any Seller, any of its properties or any of its shareholders (pursuant to any Seller's "S" corporation election) in respect of the periods covered by such Tax Returns have been paid or adequate reserves have been provided for with respect to the payment of all Taxes (whether or not disputed) payable in respect of periods through the date of this Agreement and all prior periods and all Tax Liabilities arising out of transactions entered into or states of fact existing prior to the date of this Agreement. To the best knowledge of the Sellers and the Shareholders, all such Tax Returns were correct and complete in all respects. There is no unpaid interest, penalty or addition to any Tax due or claimed to be due from any Seller or any of its shareholders (pursuant to any Seller's "S" corporation election), or any Tax deficiency, determination or assessment outstanding against any Seller or any of its shareholders (pursuant to any Seller's "S" corporation election). No Seller or Shareholder has knowledge or has received notice of an audit of any Tax Return of any Seller or, to the best knowledge of the Sellers and the Shareholders, no audit has been threatened, and no Seller has waived any statute of limitations relating to the assessment or payment of Taxes, which waiver has not yet expired. All Tax Returns, or extensions thereof required to be filed, and all Taxes required to be paid, prior to the Closing by or on behalf of any Seller and by the Shareholders with respect to any Seller, of any nature whatsoever, shall have been so filed or paid prior to the Closing. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return. The Sellers and Shareholders will pay all Taxes attributable to each respective Seller's business and activities through the Closing Date, including all Taxes attributable to the transactions contemplated by this Agreement, on or before the due date of such Tax Returns. There are no Encumbrances on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax. There is no dispute or claim concerning any Tax Liability of any Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of any Seller or any Shareholder has knowledge based upon personal contact with any agent of such authority. Exhibit 3.1(j) lists all federal, state, local and foreign income Tax Returns filed with respect to each Seller for taxable periods ended on or after January 1, 1989, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller since January 1, 1989.

                     (k)    Assets and Properties.

                            (i) As of the Closing, the Acquired Assets of each Seller will be owned by such Seller, free and clear of all Encumbrances. The Acquired Assets of each Seller consist of the tangible and intangible assets of such Seller (exclusive of the Excluded Assets) in existence as of January 1, 1996 (except as set forth on
       Exhibit 3.1(h) with respect to cash of such Seller which was distributed to its shareholders and except for such changes in inventory and in accounts receivable in the ordinary course of business as are not in violation of Section 3.1(h) or 4.2), increased by New Rental Equipment acquired from and after the date of this Agreement in compliance with
       Section 4.2, decreased by Current Rental Equipment disposed of from and after the date of this Agreement in compliance with Section 4.2, and decreased by Current Rental Equipment sold or otherwise transferred on or after March 1, 1996 but before the date of this Agreement. Between March 1, 1996 and the day before the date of this Agreement, each Seller has purchased the New Rental Equipment and has sold, for cash or a Current Rental Equipment Receivable only, the Current Rental Equipment described in Exhibit 4.2(b), but has not otherwise sold, traded, transferred or otherwise disposed of any Current Rental Equipment. The Acquired Assets of each Seller are all of the tangible and intangible assets (other than the Excluded Assets and the Consigned Equipment) used by the Seller in its business. Except for items rented or leased to customers, all of the tangible Acquired Assets of each Seller are located on the Premises occupied by such Seller or by another Seller. Each Seller has good and marketable title to, or valid leasehold interests in, all of its Acquired Assets.

                            (ii) Each Seller leases all buildings as part of the Premises, and either owns or leases all machinery, equipment and other assets (except for the Consigned Equipment) necessary for the conduct of its business as presently conducted. Except as set forth on
       Exhibit 3.1(k), the Premises are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair, are suitable for the purposes for which they presently are used and, to the best knowledge of the Sellers and the Shareholders, comply in all respects with the Americans with Disabilities Act. No Seller has received notice of violation of any Legal Requirement, Order or Permit relating to its operations or its owned or leased properties.

                            (iii) All leases are valid and in full force and effect in accordance with their respective terms and, except as set forth on Exhibit 3.1(k), there are not, under any of such leases, any existing defaults or events of default or events which, with notice or lapse of time or both, would constitute a default. No party to any lease has repudiated any provision thereof, and there are no disputes, oral agreements or forbearance programs in effect as to such leases. To the best knowledge of the Sellers and the Shareholders, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation thereof and have been occupied, operated and maintained in accordance with applicable Legal Requirements. The Premises are supplied with utilities and other services necessary for the operation of said facilities. To the best knowledge of the Sellers and the Shareholders, the owner of the Premises occupied by Rifle in Glenwood Springs, Colorado, has good and marketable title to the underlying real property, free and clear of any Encumbrance, easement, covenant or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto. No Seller subleases any personal property except for temporary subleases of rental equipment (for rental by such Seller) in an aggregate amount which is not material to such Seller, its business or its financial results.

                     (l) Lists of Properties, Contracts and Other Data. Each Seller has delivered to the Buyer a correct and complete list, attached hereto as Exhibit 3.1(l), setting forth the following:

                            (i) all items of equipment, machinery and other tangible personal property included in the Acquired Assets of such Seller (including that which, as of the date of this Agreement, has no book value), and the original cost, depreciation and current book value of all such items of equipment, machinery and other tangible personal property which are included in the Latest Balance Sheet of such Seller;

                            (ii) all rights, licenses, leases, assignments, indemnifications and other agreements to which each Seller is a party which relate to the Acquired Assets or the Assumed Liabilities of such Seller, including, without limitation, any intangible assets or Intellectual Property;

                            (iii)  all guaranty, warranty and indemnity
       agreements which relate to the Acquired Assets or the Assumed Liabilities of such Seller with respect to products or services sold, rented, leased, provided or delivered by such Seller;

                            (iv)   all contracts or agreements for the
       purchase, sale, rental or lease of materials, supplies, products or other personal property or for the furnishing or receipt of services which relate to the Acquired Assets or the Assumed Liabilities of such Seller;

                            (v) all contracts or agreements concerning any partnership or joint venture which relate to the Acquired Assets or the Assumed Liabilities of such Seller;

                            (vi) all claims, deposits, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment which relate to the Acquired Assets or the Assumed Liabilities of such Seller;

                            (vii) all franchises, approvals, Permits (other than those set forth on Exhibit 3.1(i)), licenses, orders, registrations, certificates, variances and similar rights which relate to the Acquired Assets or the Assumed Liabilities of such Seller;

                            (viii) all contracts or agreements concerning confidentiality or prohibiting such Seller from freely engaging in its business as now conducted or proposed to be conducted or from competing anywhere in the world;

                            (ix)   all other contracts, agreements,
       instruments, guarantees and commitments (including mortgages, deeds of trust, indentures, loan agreements and credit agreements) which relate to the Acquired Assets or the Assumed Liabilities of such Seller to which it is a party or by which it or its assets are bound;

                            (x) the names and annual rates of compensation as of January 1, 1996 (which rates have remained the same through the date hereof and the Closing) of all officers and directors of each Seller, all other management employees, and each other employee whose annual rate of compensation is at least $20,000;

                            (xi) the names of all retired employees, if any, of such Seller who are receiving or are entitled to receive any payments which are not fully covered by any Employee Pension Benefit Plan qualified under Code Section 401(a) of any Seller, their ages and their current annual funded and unfunded benefits;

                            (xii) the name of each bank or other financial institution or entity in which such Seller has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw thereon or to have access thereto; and

                            (xiii) all outstanding notes or accounts receivable relating to accounts with such Seller, or advances by such Seller, to such shareholder, officer, director, employee or consultant or relative or affiliate thereof, as of the date of this Agreement.

True and complete copies of the documents referred to in such list have been delivered to the Buyer. All such rights, licenses, leases, registrations, applications, contracts, agreements and commitments and other items referred to in such list are valid, in full force and effect, enforceable in accordance with their respective terms for the period stated therein, no party has repudiated any provision thereof and no breach or default will result from the execution, delivery and performance of this Agreement or the Other Seller Agreements, or the transactions contemplated hereby or thereby. No Seller nor any other party thereto is in breach or default in performance of any of its respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a party to any of the foregoing that is continuing unremedied.

                     (m) Litigation, Etc. There is no outstanding Order against, nor is there any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or threatened against, any Seller, its properties or Business or relating to the transactions contemplated by this Agreement, nor to the best knowledge of the Sellers and the Shareholders is there any basis for any such action.

                     (n) Notes and Accounts Receivable. The notes receivable, if any, and accounts receivable of each Seller reflected on its Latest Balance Sheet, and all notes and accounts receivable arising prior to the Closing Date (including, without limitation, any Current Equipment Receivables in existence as of the Closing Date), arose and will arise from bona fide transactions by each Seller in the ordinary course of business, are valid receivables with trade customers subject to no setoffs or counterclaims, are current (except that some or all of the $25,000 amount referred to in the first sentence of Section 5.8 may not be current) and collectible.

                     (o) Product Quality, Warranty Claims. To the best knowledge of the Sellers and the Shareholders, all products and services sold, rented, leased, provided or delivered by each Seller to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and no Seller has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against a Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, rented, leased, provided or delivered by any Seller to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease.

                     (p) Product Liability. To the best knowledge of the Sellers and the Shareholders, no Seller has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Seller which might give rise to any Liability) arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any product or service manufactured, sold, rented, leased, provided or delivered by any Seller on or prior to the Closing Date. All product or service liability claims that have been asserted against any Seller since January 1, 1991, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Exhibit 3.1(p).

                     (q) Inventory. The inventory of each Seller consists of goods which, in the aggregate, are merchantable, is fit for the purposes for which it was procured and is held by such Seller, is usable in the ordinary course of business and is good and not overvalued. The inventory value reflected on the Latest Balance Sheet of each Seller fairly represents (i) with respect to inventory held for resale, the resale value of such inventory, and
(ii) with respect to inventory held for rental, the original cost thereof less such depreciation as is set forth on the Latest Balance Sheet.

                     (r)    Insurance.  Each Seller has policies of insurance
(i) covering risk of loss on its Acquired Assets, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until midnight on the Closing Date. No Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Sellers and the Shareholders, does any basis for any such claim, action, suit or proceeding exist. Descriptions, including current premium amounts and the date and amount of the most recent premium increase for each, of the policies of insurance are set forth on Exhibit 3.1(r). All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date, and no Seller has received notice of any increase in any such premium except as set forth on
Exhibit 3.1(r). Each Seller has been covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such five-year period with respect to any insurance coverage of any Seller, other than those described on Exhibit 3.1(p), are set forth on Exhibit 3.1(r). No Seller engages in any self-insurance activities.

                     (s) Compliance with Applicable Laws and Rights. To the best knowledge of the Sellers and the Shareholders, except as set forth on
Exhibit 3.1(s), no Seller is in violation of any applicable Legal Requirement, Order or Right. No Seller has received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement, Order or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending or threatened against any Seller alleging any such violation. To the best knowledge of the Sellers and the Shareholders, except as set forth on
Exhibit 3.1(s), each Seller's properties, including its facilities, machinery and equipment, conform with applicable Legal Requirements and Orders, including, without limitation, environmental laws, zoning laws and building codes, and are in compliance with OSHA and the Americans with Disabilities Act. Neither any Seller nor any Shareholder has any knowledge of any pending or proposed OSHA regulations or amendments to OSHA regulations (including toxic chemical regulations) which would require any change in any Seller's facilities, equipment, operations or procedures or affect any Seller's Business or the costs of conducting its Business as now conducted. No Seller has made any payments for political contributions, or any bribes, kickback payments or other illegal contributions.

                     (t)    Pension and Employee Benefit Matters.

                            (i) The Buyer will not suffer any Liability or Adverse Consequence from any Seller's administration or termination of any of its Employee Benefit Plans or Benefit Arrangements or from any failure of any post-Closing distribution of benefits to employees of the Seller to be made by the Seller in compliance with all applicable Legal Requirements. In accordance with applicable Legal Requirements, such employees who become employees of the Buyer will be permitted to roll over any qualified Employment Pension Plan distributions from the Seller's plans to any qualified Employee Pension Plan the Buyer may maintain or establish.

                            (ii) The Buyer will have no obligation to employ any employee of any Seller or to continue any Employee Benefit Plan or Benefit Arrangement, and will have no obligation or Liability under any such plan or arrangement maintained by any Seller. Each Seller will remain liable for all costs of employee compensation, including (A) all employee benefits and claims under any Employee Benefit Plan or Benefit Arrangement, (B) Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter, and (C) all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with any Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or penalty or other costs arising from any failure by a Seller to provide group health plan continuation coverage.

                            (iii) No Seller has incurred any Liability under Title IV of ERISA arising in connection with any termination or partial termination of any Employee Pension Benefit Plan or any withdrawal from any Multiemployer Plan. None of the assets of any Seller is the subject of a lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; no Seller has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

                            (iv) Except as set forth on Exhibit 3.1(t), neither any Seller nor any ERISA Controlled Group which includes any Seller (if any) maintains, administers or contributes to, has maintained, administered or contributed to, or has any Liability to contribute to, any Employee Benefit Plan. Exhibit 3.1(t) lists each Employee Benefit Plan that is, or at any time during the past six years was, maintained, administered, contributed to or required to be contributed to by any Seller or any ERISA Controlled Group (if any) which includes or has included any Seller, and the date of termination of each such Employee Benefit Plan (if any) which has been terminated. No Seller has any Liability (nor is there any basis for the assertion of any Liability) as a result of any Seller's or any such ERISA Controlled Group's maintenance, administration or termination of, or contribution to, any Employee Benefit Plan. Neither any Seller nor any member of any ERISA Controlled Group (if any) which includes or has included any Seller has ever been required to contribute to any Multiemployer Plan.

                     (u) Employees and Labor. No Seller has received any notice, nor, to the best knowledge of the Seller and the Shareholders, is there any reason to believe that any executive or key employee of any Seller or any group of employees of any Seller has any plans to terminate his, her or its employment with any Seller. No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Sellers prior to the Closing Date and, if such person becomes an employee of the Buyer, to the affairs of the Buyer after the Closing Date. To the best knowledge of the Sellers and the Shareholders, each Seller has complied with all Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. No Seller will be required to give any notice under any plant closing or similar law as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. No Seller has any labor relations problems or disputes, nor has any Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No Seller is a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at any Seller's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of any Seller. No Seller is indebted to any shareholder, officer, director, employee or consultant or any relative or affiliate thereof, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business and not yet payable, nor is any shareholder, officer, director, employee or consultant or any relative or affiliate thereof so indebted to any Seller.

                     (v) Supplier and Customer Relationships. Exhibit 3.1(v) lists each customer that, to the best knowledge of the Sellers and the Shareholders, individually or with its affiliates was, based upon each Seller's sales, rental or lease revenues during the fiscal year ending December 31, 1995 and the three-month period ending March 31, 1996, one of such Seller's ten largest customers in such year or such three-month period (collectively, as to a Seller, the "Principal Customers"). Exhibit 3.1(v) lists each supplier that individually or with its affiliates was, based upon each Seller's purchases of inventory or supplies during the fiscal years ending December 31, 1993, 1994 and 1995 and the three-month period ending March 31, 1996, one of such Seller's two largest suppliers in each such year or such three-month period (collectively, as to a Seller, the "Principal Suppliers"). Each Seller has good commercial working relationships with its Principal Customers and Principal Suppliers and since June 30, 1995, no Principal Customer or Principal Supplier of a Seller has cancelled or otherwise terminated its relationship with such Seller, materially decreased or limited its purchases, rentals or leases or inventory or supplies supplied to any Seller, or threatened to take any such action. To the best knowledge of the Sellers and the Shareholders, the Sellers and the Shareholders have no basis to anticipate any problems with any Seller's business or customer relationships. To the best knowledge of the Sellers and the Shareholders, no Principal Customer or Principal Supplier has any plans to reduce its purchases, rentals or leases below levels prevailing in recent periods, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of any Seller with any Principal Customer or Principal Supplier prior to the Closing Date or of the Buyer with any Principal Customer or Principal Supplier after the Closing Date.

                     (w) Condition, Adequacy and Type of Equipment. All of the machinery, equipment and other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) has been well maintained, is in good repair and good operating condition (subject to the last sentence of this Section 3.1(w)), and is suitable for the purposes for which it is presently used. The existing machinery, equipment and other tangible personal property of each Seller is sufficient for the conduct of such Seller's Business as now conducted. None of the machinery, equipment or other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) is damaged or defective (subject to the last sentence of this Section 3.1(w)), no Seller has experienced material problems or deficiencies with respect to its machinery, equipment and other tangible personal property (subject to the last sentence of this Section 3.1(w)), and, to the best knowledge of the Sellers and the Shareholders, there is no basis to anticipate any such problems or deficiencies (subject to the last sentence of this Section 3.1(w)). In the normal course of business certain items which are held for rental or lease suffer damage in the course of use by a Seller's customer, and such items have been repaired, or are reparable and are in the process of being repaired, by the Seller for use in the Seller's rental and leasing business; provided, that each Seller shall continue through the Closing Date to repair such items on a basis consistent with past practice and the aggregate cost to the Buyer after the Closing Date to repair all such items which are in need of repair or are in the process of being repaired as of the Closing Date will not exceed that which, consistent with past practice of the Seller, is normally experienced by the Seller at any given time.

                     (x) Environmental Obligations. Except as set forth in the environmental studies attached as Exhibit 3.1(x) (collectively, the "Environmental Study"), to the best knowledge of the Sellers and the Shareholders, each Seller is conducting and at all times has conducted its business and operations, and has occupied, used and operated the Premises and all other real property and facilities previously owned, used, occupied or operated by such Seller, in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on such Seller's business or activities. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, there is no basis to believe or suspect that any Seller's business has been conducted or is being conducted in violation of any Environmental Obligations, and the Sellers and the Shareholders do not have any knowledge of pending or proposed changes to any Environmental Obligations which would require any changes in any Seller's facilities, equipment, operations or procedures or affect any Seller's business or its cost of conducting its business as now conducted.

                     (y) Compliance, Disclosure of Environmental Conditions. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, no conditions, circumstances or activities have existed or currently exist, and no Seller or Shareholder has engaged in any acts or omissions, with respect to the Premises, any other real properties or facilities previously owned, occupied, used or operated by any Seller or any predecessor, or any Seller's business, properties or facilities which could result in any Liability, including any recovery by any Governmental Authority or other Person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any release or threatened release of any Hazardous Material or alleged injury or threat of injury or harm to public health, safety or the environment. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, no conditions, circumstances or activities have existed or currently exist, and no Seller or Shareholder has engaged in any acts or omissions, with respect to the Premises, any other real properties or facilities previously owned, occupied, used or operated by any Seller or any predecessor, or any Seller's business, properties or facilities which could subject any Seller or the Buyer to any administrative, civil or criminal liability, injunctive relief, penalty or obligation, whether under common law, equitable theory, or pursuant to Environmental Obligations, or which in the future could result in or in the past may have resulted in actual or threatened damage, harm, or impairment of, or a threat to, public health, safety, welfare or the environment. Exhibit 3.1(y) identifies all real properties and facilities, including the addresses thereof, which have been owned, occupied, used or operated by any Seller or its predecessors at any time on or prior to the date of this Agreement.

                     (z) No Outstanding Orders or Actions. To the best knowledge of the Sellers and the Shareholders, there are no outstanding Orders against any Seller or any Shareholder, nor are there any pending or threatened investigations of any kind against any Seller or any Shareholder, concerning any environmental, public health, safety, welfare or land use matters or other Environmental Obligations, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants, or contaminants into the environment or work place, or the handling, storage, treatment, disposal or transportation of hazardous or toxic substances or wastes, pollutants or contaminants. To the best knowledge of the Sellers and the Shareholders, there are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, threatened, pending against or affecting any Seller or any Shareholder at law or in equity with respect to any environmental, public health, safety, welfare or land use matters or other Environmental Obligations, and the Sellers and the Shareholders have no knowledge of any existing grounds on which any such action, suit or proceedings might be commenced.

                     (aa) No Waste Disposal. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, any chemicals and chemical compounds and mixtures which are included among the assets of each Seller are integral to and required for the conduct of the Seller's business, have not been processed, have not been and are not intended to be discarded, and are not waste or waste materials. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, no Seller has generated, used, transported or disposed of Hazardous Materials. Except as set forth in the Environmental Study, to the best knowledge of the Sellers and the Shareholders, all waste materials which are generated as part of the business of any Seller are handled, stored, treated and disposed of in accordance with applicable Legal Requirements and Environmental Obligations.

                     (ab)   Intellectual Property.

                            (i)    Exhibit 3.1(ab) lists each item of
       Intellectual Property owned by any Seller or any Shareholder or which are used by any Seller in the Business and, in each case where a Seller is not the owner, the owner of the Intellectual Property. Each Seller owns or has the legal right to use each such item of Intellectual Property, and none of such Intellectual Property is subject to any Encumbrance. Each item of Intellectual Property described on Exhibit 3.1(ab) will be owned or available for use by the Buyer on identical terms and conditions after the Closing. Each Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                            (ii) No Seller has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and none of the Sellers or the Shareholders has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that a Seller must license or refrain from using any Intellectual Property rights of any other Person). The continued operation of the Business of each Seller as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Sellers and the Shareholders, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Seller.

                            (iii)  No Seller has granted any license,
       sublicense or permission with respect to any Intellectual Property owned or used in the Business. With respect to each item of Intellectual Property required to be identified in Exhibit 3.1(ab), no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item and no Seller has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                            (iv) No Seller is obligated to pay any royalty or license or sublicense fee with respect to any Intellectual Property. With respect to each item of Intellectual Property required to be identified in Exhibit 3.1(ab) which is not owned by a Seller: (A) the license, sublicense, agreement or permission under which a Seller has the right to use the item is legal, valid, binding, enforceable and in full force and effect and (B) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, default or repudiation or permit termination, modification or acceleration thereunder.

                     (ac) Guaranties. No Seller is a guarantor of or, to the best knowledge of the Sellers and the Shareholders, otherwise liable for any Liability (including indebtedness) of any other Person with respect to the Acquired Assets or the Business.

                     (ad) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Seller.

                     (ae) Brokers' Fees. No Seller nor any Shareholder has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                     (af) Disclosure. The documents and information provided to the Buyer by any Seller, any Shareholder or any agent or employee thereof in the course of the Buyer's due diligence investigation and the negotiation of this Agreement and Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in
Section 3.1, considered together, do not contain any untrue statement of any material fact and do not, to the best knowledge of the Sellers and the Shareholders, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects the Business, prospects, condition, affairs or operations of any Seller or any of its properties or assets which have not been set forth in this Agreement or such Exhibits, including such financial statements.

              Nothing in the disclosure Exhibits referred to in Section 3.1 shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Sellers and the Shareholders acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to the Buyer shall not relieve the Sellers and the Shareholders of their obligation to indemnify and hold the Buyer harmless from all Adverse Consequences pursuant to
Article 7.

              3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers and the Shareholders that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                     (a) Organization, Good Standing, Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other Buyer Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and this Agreement constitutes, and the Other Buyer Agreements will when executed and delivered constitute, the legal, valid and binding obligations of the Buyer, and shall be enforceable in accordance with their respective terms against the Buyer.

                     (b) No Violation of Agreements, Etc. The execution, delivery and performance of this Agreement and the Other Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby will not
(i) violate any Legal Requirement or Order to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Buyer pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Buyer is a party or which the Buyer or any of its assets and properties is bound or subject. Except for notices and consents that will be given or obtained by the Buyer prior to the Closing, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

              3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liabilities of the parties with respect thereto shall survive any investigation thereof by the parties and shall survive the Closing for four years, except that (a) the Liabilities of the Sellers and the Shareholders with respect to (i) the representations and warranties set forth in Sections 3.1(j), 3.1(t), 3.1(x), 3.1(y), 3.1(z), 3.1(aa), and 3.1(af), shall survive until the expiration of all applicable statutes of limitation and (ii) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(k) and 3.1(ab) shall survive without termination and (b) the Liabilities of the Buyer with respect to the representations and warranties set forth in Section 3.2(b) shall survive without termination.

              3.4. Representations as to Knowledge. The representations and warranties contained in Article 3 hereof will in each and every case where an exercise of discretion or a statement to the "best knowledge," "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith and in accordance with the following sentence. For purposes of Section 3.1, the terms "best knowledge," "best of knowledge" or "knowledge" of all or any Sellers and/or Shareholders, mean (a), when such statement is set forth in the second sentence of Section 3.1(k)(ii), the third sentence of Section 3.1(k)(iii), the first, third or fourth sentences of Section 3.1(s) (except as such sentences relate to any Order or Right), the third sentence of Section 3.1(u), the first or second sentences of Section 3.1(x), the first or second sentences of Section 3.1(y) or the last sentence of Section 3.1(aa), the actual knowledge of Glen R. Miller and Elizabeth Miller without any duty of inquiry or investigation, and (b), when such statement relates to other matters (including, without limitation, those set forth in Sections 3.1(p), (r), (u) or (v)), the actual knowledge of Glen R. Miller and Elizabeth Miller after reasonable investigation and reasonable good faith inquiry (in each case consistent with good management practices) of Rance Ketterling, Donna Carter, Gary Jensen, William Tabor, Roxine Campbell and Edward Crilley.

       4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and each Closing; provided, however, that following the First Closing the obligations of the First Sellers and the Shareholders set forth in this Section 4 shall apply only to matters relating to Rifle, the Rifle Acquired Assets and the Rifle Business.

              4.1. General. Each of the parties will use its best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in
Section 6) and the other agreements contemplated hereby. Without limiting the foregoing, the Shareholders will cause the Sellers to give any notices, make any filings and obtain any consents, authorizations or approvals needed to consummate the transactions contemplated by this Agreement.

              4.2. Operation of Business. The Sellers will not, and Shareholders will not cause or permit the Sellers to, engage in any practice, take any action or enter into any transaction outside their ordinary course of business; provided, however, that in no event will any action be taken or any transaction be entered into which would result in a breach of any representation, warranty or covenant of any Seller or Shareholder. Without limiting the foregoing, from the date of this Agreement through the Closing, any Seller may purchase new or used rental or lease equipment for use in the Business ("New Rental Equipment") or may sell (but only for cash or a Current Rental Equipment Receivable) rental or lease equipment owned by a Seller on or after March 1, 1996 ("Current Rental Equipment"), including, without limitation, rental or lease equipment identified on Exhibit 4.2(a) which the President of the Sellers has, prior to the date of this Agreement, approved for sale by the Sellers but which has not been sold as of the date of the Agreement, but may not otherwise sell, trade, transfer or dispose of any Current Rental Equipment; provided, however, that between the date of this Agreement and the Closing, no New Rental Equipment shall be purchased and no Current Rental Equipment shall be sold without the express prior written approval of an officer of the Buyer and without the Shareholders' Agent and an officer of the Buyer expressly agreeing on the amount by which the purchase price payable pursuant to Section 2.3 shall be increased in respect of New Rental Equipment purchases ("New Rental Equipment Increases") and the amount by which the purchase price payable pursuant to Section 2.3 shall be decreased in respect of Current Rental Equipment sales ("Current Rental Equipment Decreases"). Exhibit 4.2(b) sets forth (a) New Rental Equipment Increases with respect to New Rental Equipment purchased between March 1, 1996 and the date of this Agreement and (b) Current Rental Equipment Decreases with respect to Current Rental Equipment sold or otherwise transferred between March 1, 1996 and the date of this Agreement, as agreed by the Shareholders' Agent and an officer of the Buyer. If any New Rental Equipment purchases or Current Rental Equipment sales occur after the date hereof and before the Closing, Exhibit 4.2(b) shall be amended to reflect any agreed upon New Rental Equipment Increases and Current Rental Equipment Decreases relating thereto.

              4.3. Preservation of Business. Each Seller will, and the Shareholders will cause each Seller to, keep its Business and properties, including its current operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees, intact.

              4.4. Full Access. Each Seller will permit the Buyer and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Seller, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to such Seller.

              4.5. Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects the assets, Liabilities, Business, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of any Seller.
No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

              4.6. Exclusivity. No Seller nor any Shareholder will, and no Shareholder will cause or permit any Seller to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of, any Seller (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Shareholder will vote shares of any Seller's stock in favor of any such transaction. The Sellers and Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

              4.7. Confirmatory Conveyance. Prior to the Closing Date, the Shareholders shall convey to the applicable Seller, free and clear of any Encumbrance or Tax, all of each Shareholder's right, title and interest to the Seller Improvements, Fixtures and Fittings.

              4.8. Announcements. Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

       5. Post-Closing Covenants. The parties agree as follows with respect to the period following each Closing.

              5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

              5.2. Transition. Glen R. Miller and Elizabeth Miller will assist with the transition of the Business of each Seller to the Buyer during the first six months following the Closing at no cost to the Buyer as set forth in the next three sentences. The amount of time so required of Glen R. Miller shall be an initial period of not greater than six consecutive weeks, at Buyer's sole discretion, on a full-time basis, after which Glen R. Miller shall be available on an as-needed basis not to exceed thirty hours per week. The amount of time required of Elizabeth Miller shall be a period of not greater than three consecutive weeks, at Buyer's sole discretion, on a full-time basis. After the initial full-time period for Glen R. Miller, and before the expiration of the six month period, notwithstanding the foregoing, the assistance of Glen R. Miller shall be rendered at such times as reasonably agreed to by him and the Buyer. No Seller or Shareholder will take any action at any time that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any Seller from establishing a business relationship with the Buyer after the Closing.

              5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Acquired Assets or the Business of any Seller, each of the other parties will cooperate with her, him or it and her, his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

              5.4. Confidentiality. The Sellers and the Shareholders will treat and hold as confidential all Confidential Information concerning the Buyer or the Business or Acquired Assets of any Seller, refrain from using any such Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all of such Confidential Information in its or their possession.

              5.5. Post-Closing Announcements. Following the Closing, no Seller nor Shareholder will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

              5.6. Financial Statements. The Sellers and the Shareholders will, upon request of the Buyer, cooperate with the Buyer to produce such historical and on-going financial statements and audits as the Buyer may request, all at the sole cost and expense of the Buyer.

              5.7. Satisfaction of Liabilities. The Shareholders and the Sellers will pay and perform, as and when due, all Liabilities relating to the Sellers, the Business of each Seller and the Acquired Assets of each Seller other than the Assumed Liabilities. In addition, the Sellers and the Shareholders will pay to the Buyer, promptly after their receipt of notice from the Buyer stating the amount payable by them and a copy of the invoices from Governmental Authorities relating thereto, the portion of the personal property taxes on the Acquired Assets of each Seller attributable to the period from January 1, 1996 to and including the date on which the Closing occurs. The amount of such taxes payable by the Shareholders and the Sellers will be determined by prorating personal property taxes on the Acquired Assets of each Seller for 1996 in proportion to the number of days in the year prior to and including the date on which the Closing occurs compared to the number of days in the year remaining after the date on which the Closing occurs. The Buyer will pay and perform, as and when due (except to the extent the validity thereof or the liability therefor is being contested by the Buyer), the Assumed Liabilities. Further, the Sellers and the Shareholders, at their expense, promptly will take or cause to be taken any action necessary to remedy any failure of the Premises or the Business to comply at the Closing Date with any Legal Requirement or Order, upon receipt of notice from the Buyer at any time. However, the Sellers and the Shareholders will be required to remedy such a failure involving the non-compliance of the Premises with the Americans with Disabilities Act only if the Buyer becomes aware thereof, or such a condition is required to be remedied, in connection with an event occurring after the Closing (including, by way of example only, a remodeling of any of the Premises or an investigation or inspection by a Governmental Authority).

              5.8. Collection of Receivables. The Sellers jointly and severally guarantee that the Closing Accounts Receivable will be fully paid to the Buyer in accordance with their terms at their recorded amounts not later than 120 days after the Closing Date, except that up to $25,000 in the aggregate of such Closing Accounts Receivable will be fully paid to the Buyer at their recorded amounts not later than 180 days (rather than 120 days) after the Closing Date. From the Closing until 120 days after the Closing Date (and until 180 days after the Closing Date with respect to the $25,000 of Closing Accounts Receivable whose payment is guaranteed within 180 days after the Closing Date pursuant to the first sentence of this Section), the Buyer will apply its standard accounts receivable collection procedures to the Closing Accounts Receivable; provided, however, the Buyer will not be required to institute suit, utilize third-party collection agencies or take other extraordinary collection actions with respect to the Closing Accounts Receivable; and, provided further, that any failure of any collection activities of the Buyer or any such collection agency or other agent will not relieve the Sellers and the Shareholders from their guarantee of the Closing Accounts Receivable as described in the first sentence of this Section. In order to determine whether a Closing Account Receivable has been collected for purposes of the first sentence of this Section, the following shall apply: (a) if the customer, at the time of payment or thereafter, specifies that a particular payment made by such customer applies to a Closing Account Receivable or to an account receivable generated by the Buyer after the Closing Date (a "Customer Specification"), such Customer Specification shall control; and (b) if no Customer Specification is made, payments received from a customer after the Closing Date shall be applied first to the oldest account receivable from such customer. Upon payment in full from the Sellers and the Shareholders to the Buyer of any Closing Account Receivable guaranteed pursuant to the first sentence of this Section, such Closing Account Receivable shall, without further action of any part, become the property of the Sellers.

              5.9.   Use of Certain Assets.

                     (a) Until the first anniversary of the Closing, Glen R. Miller may use the Buyer's rental equipment located at its Eagle, Colorado store for his personal use at his home in Eagle, Colorado, to the extent the rental equipment requested by Mr. Miller is not needed by the Buyer for rental to its customers. Such use by Mr. Miller will be subject to the Buyer's standard rental terms and conditions, except that Mr. Miller will not be charged any rental fee or required to make any security deposit.

                     (b) Until the first anniversary of the Closing, the Buyer may use Mr. Miller's car wash located on the Eagle, Colorado Premises in connection with the Buyer's rental business, to the extent such car wash is not then being used by customers of the car wash. Such use by the Buyer will be subject to the standard terms and conditions applicable to customers of the carwash, except that the Buyer will not be charged any fee. Any wash stalls so used by the Buyer will be left reasonably clean by the Buyer.

                     (c) Until the first anniversary of the Closing, the Buyer will permit the Shareholders to have access to the computer system and records included in the Acquired Assets, at reasonable times and upon reasonable notice to the Buyer, to the extent necessary for the Shareholders to conduct the car wash business conducted prior to the Closing by the Sellers (the "Excluded Business") and so long as such access does not interfere with the Buyer conducting its business. Further, during such time period, the Buyer will maintain at its Eagle, Colorado store an "out-box" into which the Buyer will place, for pick-up by Mr. Miller, correspondence received at such store concerning the Excluded Business. The provisions of Section 5.4 shall apply to any Confidential Information concerning the Buyer that is obtained by any Shareholder in connection with the activities of any Shareholder or Seller relating to this Section 5.8(c).

              5.10. Excluded Accounting Records. Following the Closing, the Sellers and the Shareholders will, upon reasonable notice from the Buyer and at reasonable times, provide the Buyer with access to the original Excluded Accounting Records. The Buyer may, at its own expense, make copies of such documents.

              5.11. Replacement Equipment Relationship. The Sellers and the Shareholders are not being required to make any representation pursuant to
Section 3.1(v) regarding the relationship between the Sellers and Wagner Equipment Co. ("Wagner") or the continuation by Wagner following the Closing of that relationship with the Buyer. However, following the Closing, Glen R. Miller shall use his best efforts to secure for the Buyer relationships with Wagner or one or more other heavy equipment providers acceptable to the Buyer pursuant to which the Buyer will be provided with equipment like that provided by Wagner to the Sellers prior to the Closing on terms no worse to the Buyer than those enjoyed by the Sellers prior to the Closing Date and permitting the Buyer to experience similar revenues and profit margins with respect to such equipment as those experienced by the Sellers prior to the Closing Date as a result of the Wagner relationship.

              5.12. Country Lease. The Sellers will use their best efforts to cause, before July 1, 1998, an extension or renewal of the Vail Land Lease for a term of no less than 10 years and on other terms reasonably satisfactory to the Buyer. If no such extension or renewal has been so effected, at least 60 days prior to expiration of the Vail Land Lease, Country will (i) purchase or lease another location in or near Vail, Colorado that is suitable, in the Buyer's reasonable discretion, for operation of the Country Business then operated by the Buyer on the land that is subject to the Vail Land Lease and
(ii) enter into a lease with the Buyer for the new location, which lease will be in the form of the Shareholder Sublease for the Vail,

Colorado Premises (the "Vail Sublease") and will have economic terms no less favorable to the Buyer than those in the Vail Sublease.

              5.13. Certain Environmental Matters. In regard to the Silverthorne, Colorado Premises, the Sellers shall, within 90 days of the First Closing, notify the Colorado Department of Public Health and the Environment ("CDPHE") that a release has occurred on such Premises and that the release has resulted in a small area of groundwater contamination. The Sellers shall take such further actions at their expense as are required by CDPHE or any other Governmental Authority regarding such release and associated contamination. Nothing in this Section 5.13 shall relieve any Seller or Shareholder from any obligation or Liability under Section 7 of this Agreement, obligate the Buyer to take any action or impose any Liability on the Buyer.

       6.     Conditions to Closing.

              6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the purchase of the Acquired Assets of each Seller and the consummation of the other transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

                     (a)    each Seller's and each Shareholder's
representations and warranties shall be correct and complete at and as of the Closing Date and the Closing and any written notices delivered to the Buyer pursuant to Section 4.5 and the subject matter thereof shall be satisfactory to the Buyer;

                     (b) the Sellers and the Shareholders shall have performed and complied with all of their covenants hereunder through the Closing;

                     (c) the Sellers and Shareholders shall have given all notices and procured all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer;

                     (d) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Acquired Assets or to conduct the Business of any Seller, and no such Order shall be in effect;

                     (e) there shall have been no adverse change in the Acquired Assets or the Business of any Seller between the date of execution of this Agreement and the Closing;

                     (f) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (e) is satisfied in all respects and as to the adoption of resolutions by the board of directors and shareholders of each Seller authorizing the execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby;

                     (g) the Buyer shall have completed its due diligence with respect to the Sellers, the Business of each Seller and the Acquired Assets of each Seller with results satisfactory to the Buyer.

                     (h) the Other Seller Agreements and documentation necessary to accomplish the conveyance of the specific ownership tax and fee payments made by the Sellers prior to the Closing in respect of vehicles and mobile equipment included in the Acquired Assets shall have been executed and delivered by the Sellers and the Shareholders, as applicable, and the Shareholders and the owners of the real property underlying the Shareholder Subleases shall have executed and delivered new leases or extensions/amendments relating thereto, and estoppel, nondisturbance and landlord waiver agreements, satisfactory to the Buyer;

                     (i) the Buyer shall have received from counsel to the Sellers and the Shareholders an opinion in form and substance as set forth in
Exhibit 6.1(i) addressed to the Buyer and its debt and equity financing sources and dated as of the Closing;

                     (j) financing necessary for the consummation of the transactions contemplated hereby and the operation of the Business of each Seller shall be available to the Buyer on terms and conditions satisfactory to the Buyer;

                     (k) the Buyer shall have received from each Seller financial statements for 1994 and 1995, audited by an accounting firm acceptable to the Buyer at the expense of the Buyer, and such financial statements shall be satisfactory to the Buyer;

                     (l) "Phase I" and "Phase II" environmental studies of the Premises, and additional environmental testing of the Glenwood Springs, Colorado Premises as agreed upon by the Buyer and the Shareholders' Agent, shall have been completed at the Sellers' expense and supplied to the Buyer, and the contents of such studies and the results of such additional testing shall be satisfactory to the Buyer;

                     (m) each Seller shall have delivered to the Buyer possession and control of the Acquired Assets of such Seller;

                     (n) the Sellers and the Shareholders shall have executed and delivered to the Buyer appropriate documentation to transfer record ownership of the trade name "E-Z Way Rental" to the Buyer;

                     (o) the Sellers and the Shareholders shall have delivered, or caused the Sellers to deliver, to the Buyer such other instruments, certificates and documents as are reasonably requested by the Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer; and

                     (p) with respect to the Second Closing, the Buyer shall have exercised the Option.

The Buyer may waive any condition specified in this Section 6.1 at or prior to the Closing.

              6.2. Conditions to Obligations of the Sellers and the Shareholders. The obligations of the Sellers and the Shareholders to consummate the sale of the Acquired Assets is subject to satisfaction of the following conditions:

                     (a) the Buyer's representations and warranties shall be correct and complete at and as of the Closing Date and the Closing;

                     (b) the Buyer shall have performed and complied with all of its covenants hereunder through the Closing Date;

                     (c) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

                     (d) the Other Buyer Agreements shall have been executed and delivered by the Buyer;

                     (e) the Sellers and Shareholders shall have received from counsel to the Buyer an opinion in form and substance as set forth in
Exhibit 6.2(e), addressed to the Sellers and Shareholders and dated as of the Closing; and

                     (f) the Buyer shall have paid and deposited the purchase price for the Acquired Assets pursuant to Section 2.3.

The Shareholders' Agent may waive any condition specified in this Section 6.2 at or prior to the Closing.

       7.     Remedies for Breaches of This Agreement.

              7.1.   Indemnification Provisions for Benefit of the Buyer.

                     (a) If any Seller or Shareholder breaches (or if any Person other than the Buyer alleges facts that, if true, would mean any Seller or Shareholder has breached) any of the representations or warranties of any Seller or Shareholder contained herein and the Buyer gives notice thereof to the Shareholders' Agent within the Survival Period, or if any Seller or Shareholder breaches (or if any Person other than the Buyer alleges facts that, if true, would mean any Seller or Shareholder has breached) any covenants of any Seller or Shareholder contained herein or any representations, warranties or covenants of any Seller or Shareholder contained in any Other Seller Agreement and the Buyer gives notice thereof to the Shareholders' Agent, then the Sellers and the Shareholders agree to jointly and severally indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In addition, the Sellers and the Shareholders agree to jointly and severally indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer which result from, arise out of, relate to or are caused by the consummation of the transactions contemplated by this Agreement, whether or not such matter was known or disclosed to the Buyer, was disclosed on any Exhibit hereto or is a matter with respect to which any Seller or Shareholder did or did not have knowledge, including, without limitation, (i) any act or omission of any Seller, any Shareholder or any predecessor with respect to, or any event or circumstance related to, any Seller's, any Shareholder's or any predecessor's ownership, occupation, use or operation of any of the Acquired Assets, the Excluded Assets or any other assets or properties or the conduct of its or their business, regardless of whether such act, omission, event or circumstance occurred or existed prior to, at or after the Closing Date or whether a claim with respect to such matter was asserted before or is asserted after the Closing Date, (ii) any Liability of any Seller or any Shareholder not included in the Assumed Liabilities, (iii) the use, presence, generation, handling, remediation, removal, transportation, release or disposal of Hazardous Materials on, to or from any of the Premises or other real property or facilities owned, used, occupied or operated by any Seller, any Shareholder or any predecessor prior to the Closing Date, (iv) the failure of any Seller, any Shareholder or any predecessor to comply with any Environmental Obligation or other Legal Requirement or Order or the violation by any of them of any Right,
(v) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Legal Requirement or any fraudulent conveyance laws of any jurisdiction, and any Liability resulting therefrom, and (vi) any Liability resulting from any failure of the parties to comply with any bulk sales or transfer law or other similar Legal Requirement of any applicable jurisdiction in connection with the transactions contemplated by this Agreement. In determining whether there has been a breach of any representation or warranty contained in Section 3.1 and in determining the amount of Adverse Consequences suffered by the Buyer for purposes of this Section, such representations and warranties shall not be qualified (other than by (A) the reference to knowledge set forth in the second sentence of Section 3.1(f) as it relates to Exhibit 3.1(f)(i) and (B) the references to "material" set forth in Section 3.1(af)) by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

                     (b) Amounts needed to cover any indemnification claims resolved in favor of the Buyer against any Seller or Shareholder during the Escrow Period will be paid to the Buyer first out of the First Indemnity Deposit and Second Indemnity Deposit funds escrowed pursuant to the Escrow Agreement, along with interest from the date such funds are deposited at the rate applicable to the escrowed funds. The Sellers and the Shareholders will have joint and several Liability for any additional amounts needed to cover such claims, which amounts will be paid directly to the Buyer. At the end of the Escrow Period relating to the First Indemnity Deposit, the amount of the First Indemnity Deposit that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined by the Buyer based upon the reasonable exercise of its business judgment) will be retained in the Escrow Account until such claims are resolved, and any excess amount of the First Indemnity Deposit on deposit therein, including any accrued interest thereon, will be paid to the Sellers. At the end of the Escrow Period relating to the Second Indemnity Deposit, the amount of the First Indemnity Deposit retained in the Escrow Account pursuant to the second sentence of this Section 7.1(b) and the amount of the Second Indemnity Deposit that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined by the Buyer based upon the reasonable exercise of its business judgment) will be retained in the Escrow Account until such claims are resolved, and any excess amount of the First Indemnity Deposit or the Second Indemnity Deposit on deposit therein, including any accrued interest thereon, will be paid to the Sellers. Nothing in this Section 7.1(b) will be construed to limit the Buyer's right to indemnification to amounts on deposit in the Escrow Account. The Buyer and the Shareholders' Agent shall jointly give instructions to the Escrow Agent to carry out the intent of this Section 7.1(b). Any disputes concerning the escrowed funds will be settled by arbitration as provided in this Agreement.

              7.2. Indemnification Provisions for Benefit of the Sellers and the Shareholders. If the Buyer breaches (or if any Person other than a Seller or Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Shareholders' Agent gives notice of a claim for indemnification against the Buyer within the Survival Period, or if the Buyer breaches (or if any Person other than a Seller or Shareholder alleges facts that, if true, would mean the Buyer has breached) any of its covenants contained herein or any of its representations, warranties or covenants contained in any Other Buyer Agreement and the Shareholders' Agent gives notice thereof to the Buyer, then the Buyer agrees to indemnify the Sellers and the Shareholders from and against any Adverse Consequences the Sellers and the Shareholders may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In determining whether there has been a breach of any representation or warranty contained in Section 3.2 and in determining the amount of Adverse Consequences suffered by the Buyer for purposes of this Section, such representations and warranties shall not be qualified by "material," "materiality,"

"in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

              7.3.   Matters Involving Third Parties.

                     (a) If any third party (including, without limitation, any Governmental Authority) notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                     (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

                     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                     (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

              7.4. Right of Offset. The Buyer will have the right to offset any Adverse Consequences it may suffer against any amounts payable pursuant to this Agreement or any Other Seller Agreement to any Seller, any Shareholder or any relative or affiliate of any Shareholder at or after the Closing.

              7.5. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

       8.     Termination.

              8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                     (a) the Buyer and the Shareholders' Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

                     (b) the Buyer may terminate this Agreement by giving written notice to the Shareholders' Agent at any time prior to the Closing (i) in the event any Seller or Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Shareholders' Agent of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the First Closing has not occurred on or before August 31, 1996 because of the failure of any condition precedent to the Buyer's obligations to consummate the First Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement in any material way); or

                     (c) the Shareholders' Agent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Shareholders' Agent has notified the Buyer of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the First Closing has not occurred on or before August 31, 1996 because of the failure of any condition precedent to the Sellers' and the Shareholders' obligations to consummate the First Closing (unless the failure results primarily from any Seller or any Shareholder breaching any representation, warranty or covenant contained in this Agreement in any material way).

              8.2. Effect of Termination. The termination of this Agreement by a party pursuant to Section 8.1 will in no way limit any obligation or liability of any other party based on or arising from a breach or default by such other party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

              8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby.

       9.     Miscellaneous.

              9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

              9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

              9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No Seller nor any Shareholder may assign this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the Buyer. The Buyer may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any debt or equity financing source.

              9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

              9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

              9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:

              If to the Sellers or
              the Shareholders:              Copy to:

              Addressed to the               Michael D. Boster, Esq.
              Shareholders' Agent at:        Sims & Boster
              751 Chambers Avenue            1775 Sherman Street, Ste. 2015
              Eagle, Colorado 81631-1890     Denver, Colorado  80203
              Telecopy: (970) 328-6677       Telecopy: (303) 830-0926

              If to the Buyer:               Copy to:

              RentX Industries, Inc.         Sherman & Howard L.L.C.
              1522 Blake Street              633 Seventeenth Street, Suite 3000
              Denver, Colorado  80202        Denver, Colorado  80202
              Attn: Richard M. Tyler         Attn:  B. Scott Pullara
              Telecopy:  (303) 620-9016      Telecopy:  (303) 298-0940

Notices will be deemed given three days after mailing if sent by certified mail, when delivered if sent by courier, and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

              9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

              9.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Shareholders' Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

              9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              9.10.  Expenses.  Except as otherwise provided in Section 8.2,
(a) the Buyer shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby and (b) the Seller and the Shareholders will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses, all fees, commissions, expenses and other amounts payable to any broker, finder or agent and the costs of any environmental study to be delivered pursuant to Section 6.1) incurred by any Seller or Shareholder either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

              9.11. Arbitration. Any disputes arising under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and shall not be the subject of litigation in any forum. The arbitration will be conducted only in Denver, Colorado, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by the Buyer, one selected by the Shareholders' Agent and the third selected by the other two arbitrators. The award of the arbitrators will be final and binding and judgment on the award may be entered by any court of competent jurisdiction. This submission and agreement to arbitrate will be specifically enforceable. The prevailing party or parties in any such arbitration or in any action to enforce this agreement to arbitrate will be entitled to all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith.

              9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

              9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

              9.14. Sellers' and Shareholders' Agent. Each Seller and each Shareholder hereby authorizes and appoints the Shareholders' Agent to act as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of Sections 2.3(b), 6, 7, 8, 9.6, 9.8 or 9.11, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given under any of such Sections and (b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which the Seller or any Shareholder may assert, or have the right to assert, against the Buyer, or (ii) any claims which the Buyer may assert, or have the right to assert, against the Seller or any Shareholder. The Shareholder's Agent hereby accepts such authorization and appointment. Upon the receipt of written evidence satisfactory to the Buyer to the effect that the Shareholder's Agent has been substituted as agent of the Seller and the Shareholders by reason of his death, disability or resignation, the Buyer shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Shareholder's Agent with respect to the matters covered by this
Section 9.14. No Seller nor any Shareholder shall act with respect to any of the matters which are the subject of Sections 2.3(b), 6, 7, 8, 9.6, 9.8 or 9.11 except through the Shareholder's Agent. The Sellers and the Shareholders acknowledge and agree that the Buyer may deal exclusively with the Shareholders' Agent in respect of the above-referenced matters, that the enforceability of this Section 9.14 is material to the Buyer, and that the Buyer has relied upon the enforceability of this Section 9.14 in entering into this Agreement.

       9.15. Option. At any time on or before March 31, 1997, the Buyer has an option (the "Option") to purchase the Rifle Acquired Assets and to trigger the transactions related to such acquisition as set forth in this Agreement. The Buyer may exercise the Option by giving notice to Rifle pursuant to Section 9.6, but shall have no obligation to exercise the Option.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           BUYER:

                                           RENTX INDUSTRIES, INC.


                                           By: /s/ RICHARD M. TYLER
                                              ----------------------------------
                                           Name: Richard M. Tyler
                                                --------------------------------
                                           Title: President
                                                 -------------------------------

                                           SELLERS:

                                           RIFLE RENTALS, INC.


                                           By: /s/ GLEN R. MILLER
                                              ----------------------------------
                                           Name: Glen R. Miller
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           RENTAL COUNTRY U.S.A., INC.


                                           By: /s/ GLEN R. MILLER
                                              ----------------------------------
                                           Name: Glen R. Miller
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           G.R.M. COMPANY, INC.


                                           By: /s/ GLEN R. MILLER
                                              ----------------------------------
                                           Name: Glen R. Miller
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           ROCKY MOUNTAIN RENTALS, INC.


                                           By: /s/ GLEN R. MILLER
                                              ----------------------------------
                                           Name: Glen R. Miller
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           SHAREHOLDERS:

                                           /s/ GLEN R. MILLER
                                           -------------------------------------
                                           Glen R. Miller

                                           /s/ ELIZABETH MILLER
                                           -------------------------------------
                                           Elizabeth Miller